Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

_____________________________________

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock par value $0.001 per share	457(c)	3,277,416	$.001	$3,277	$0.0001476	$0.48
Fees Previously Paid								$49.07

	Total Offering Amounts
	Total Fees Previously Paid							$49.07
	Total Fee Offsets							$0.00
	Net Fee Due							$0.48

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling stockholder, as defined in the accompanying prospectus. In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the closing prices as reported on the OTC Markets within 5 business days prior to the date of the filing of this Registration Statement.
(3)	The fee is calculated at a rate of $147.60 per million dollars, pursuant to Section 6(b) of the Securities Act of 1933.